UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 15, 2016
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 16, 2016, The Hershey Company (the “Company”) entered into a 364 Day Credit Agreement (the “Credit Agreement”) with Citibank, N.A., as lender and administrative agent, pursuant to which the Company may borrow up to $500 million on an unsecured, revolving basis. Funds borrowed may be used for general corporate purposes, including commercial paper backstop and acquisitions. Advances other than competitive bid advances may be repaid without penalty at any time prior to the last day of the Credit Agreement. Competitive bid advances cannot be prepaid and must be paid at maturity.

The Credit Agreement contains a financial covenant whereby the ratio of (a) pre-tax income from continuing operations from the most recent four fiscal quarters to (b) consolidated interest expense for the most recent four fiscal quarters may not be less than 2.0 to 1.0 at the end of each fiscal quarter. The Credit Agreement contains customary representations and warranties and events of default. Payment of outstanding advances may be accelerated, at the option of the lenders holding a majority of the commitments, should the Company default in its obligations under the Credit Agreement.

The foregoing is not a complete description of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In the ordinary course of their respective businesses, Citibank, N.A., and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 4.01.	Changes in Registrant's Certifying Accountant.

As previously reported on its Current Report on Form 8-K filed April 27, 2016, the Company, upon the approval of the Audit Committee (the “Committee”) of the Board of Directors of the Company, notified KPMG LLP (“KPMG”), the Company’s current independent registered public accounting firm, that it would be dismissed from that position effective upon the completion of KPMG’s audits of the Company’s consolidated financial statements for the fiscal year ending December 31, 2016 (and the effectiveness of internal control over financial reporting as of December 31, 2016), and the issuance of their report thereon.

On June 15, 2016, the Committee appointed Ernst & Young LLP (“EY”) as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2017.

During the Company’s two most recent fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through June 15, 2016, neither the Company nor anyone acting on its behalf consulted with EY regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description
	10.1	364 Day Credit Agreement, dated as of June 16, 2016, among The Hershey Company and Citibank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERSHEY COMPANY

Date: June 17, 2016	By: /s/ Patricia A. Little
Patricia A. Little Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	364 Day Credit Agreement, dated as of June 16, 2016, among The Hershey Company and Citibank, N.A.